CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Wasmer Schroeder & Company, we hereby consent to (i) reference to the Independent Verification Report dated February 14, 2014 provided by ACA Performance Services, LLC and (ii) to all references to our firm included in or made a part of the Prospectus and Statement of Additional Information for the Wasmer Schroeder High Yield Municipal Fund.

/s/ Dan O’Connor
Dan O’Connor

ACA Performance Services, LLC
589 8th Avenue, 22nd Floor
New York, NY 10018